EXHIBIT 99.2

AMERICAN EAGLE
OUTFITTERS

Raises Cash Dividend 50% to an Annual Rate of $0.30 Per Share

Warrendale, PA, June 17, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors voted to raise its cash dividend payment by 50% to an annual rate of $0.30 per share, from $0.20 per share. A quarterly cash dividend of $0.075 per share was declared and is payable on July 8, 2005, to stockholders of record at the close of business on June 27, 2005.

After evaluating a number of alternatives for its use of cash, at this time, the company elected to return value to shareholders through an increased cash dividend. The company will continue to periodically evaluate potential uses of cash to build shareholder value. Pursuing growth opportunities remains a primary focus of the company, including the continued expansion of the American Eagle brand, as well as developing and launching a second specialty retail concept.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 779 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857